EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Subsequent to the year ended August 31, 2009, Raptor Pharmaceuticals Corp. (“Rap Pharma”) completed its merger with TorreyPines Therapeutics, Inc. (“TorreyPines”) on September 29, 2009. In connection with the merger, Rap Pharma stockholders received a total of 17,881,247 shares of TorreyPines Therapeutics, Inc. common stock, in exchange for shares of Rap Pharma common stock held by such stockholders immediately prior to the closing of the merger.

Rap Pharma stockholders owned, immediately after the closing of the merger, approximately 95% of the combined company on a fully-diluted basis. Further, Rap Pharma’s directors constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company are from Rap Pharma. Therefore, Rap Pharma was deemed to be the acquiring company for accounting purposes (the “accounting acquirer”) and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of Rap Pharma prior to the merger and will not include the historical financial results of TorreyPines prior to the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to include the number of shares of common stock received by Rap Pharma stockholders in the merger.

The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the merger of Rap Pharma and TorreyPines as a reverse merger and a recapitalization in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma combined condensed consolidated financial statements presented below are based on the historical financial statements of Rap Pharma and TorreyPines, adjusted to give effect to the acquisition of TorreyPines by Rap Pharma for accounting purposes. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of TorreyPines, while the historical results of Rap Pharma and TorreyPines are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141(R), Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction.

The unaudited pro forma combined condensed consolidated balance sheet assumes that the merger was completed as of August 31, 2009. The unaudited pro forma combined condensed consolidated statement of operations for the year ended August 31, 2009 assumes that the merger was completed as of September 1, 2008.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Rap Pharma included in its Annual Report on Form 10-K for the year ended August 31, 2009 and the historical consolidated financial statements of TorreyPines included in its Form 10-Q for the six months ended June 30, 2009, and its Annual Report on Form 10-K for the year ended December 31, 2008.

Unaudited Pro Forma Condensed Combined Balance Sheet

	8/31/2009	6/30/2009			Purchase
	Rap Pharma	TorreyPines	Pro Forma		Accounting		Pro Forma
	Historical	Historical	Adjustments		Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$3,701,787	$1,175,345	$(593,900)	A	$ -		$4,283,232
Other current assets	107,054	243,460	(179,059)	A	-		171,455
Total current assets	3,808,841	1,418,805	(772,959)		-		4,454,687
Intangible assets, net	2,524,792	-	-		1,140,000	B	3,664,792
Goodwill	-	-	-		3,300,000	B	3,300,000
Fixed assets, net	144,735	-	-		-		144,735
Deposits	100,206	-	-		-		100,206
Total assets	$6,578,574	$1,418,805	$(772,959)		$4,440,000		$11,664,420

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable & accruals	$1,064,820	$150,177	$(89,879)	A	$585,548	B	$1,710,666
Capital lease liability, current	4,117	-	-		-		4,117
Total current liabilities	1,068,937	150,177	(89,879)		585,548		1,714,783
Capital lease liability, long-term	6,676	-	-		-		6,676
Total liabilities	1,075,613	150,177	(89,879)		585,548		1,721,459

Stockholders’ equity (deficit)
Common stock	17,858	15,974	-		(15,974)	D	18,799
			-		941	C

Additional paid-in capital	27,364,286	123,167,173	-		(123,167,173)	D	32,388,893
			-		(941)	C
			-		5,025,548	B

					(585,548)	B
Accumulated deficit	(21,879,183)	(121,914,519)	(683,080)	A	122,597,599	B, D	(22,464,731)

Total stockholders’ equity (deficit)	5,502,961	1,268,628	(683,080)		3,854,452		9,942,961

Total Liabilities & Equity	$6,578,574	$1,418,805	$(772,959)		$4,440,000		$11,664,420

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year	Year
	Ended 8/31/09	Ended 6/30/09	Pro Forma		Pro Forma
	Rap Pharma Historical	TorreyPines Historical	Adjustments		Combined

Revenue
License and option fees	$ -	$550,000	$ -		$550,000
Research funding	-	763,000	-		763,000
Other revenue	-	1,780,000	-		1,780,000
Total revenue	-	3,093,000	-		3,093,000

Operating expenses
General and administrative	2,687,993	4,612,000	1,268,628	A, B	8,568,621
Research and development	6,570,119	9,114,000	-		15,684,119
Loss on impairment of purchased patents	-	3,074,000	-		3,074,000
Total operating expenses	9,258,112	16,800,000	1,268,628		27,326,740

Loss from operations	(9,258,112)	(13,707,000)	(1,268,628)		(24,233,740)

Other income (expense)
Interest income	36,744	133,000	-		169,744
Interest expense	(2,526)	(175,000)	-		(177,526)
Other expenses	-	(421,000)	-		(421,000)
Total other income (expense)	34,218	(463,000)	-		(428,782)

Net loss	$(9,223,894)	$(14,170,000)	$(1,268,628)		$(24,662,522)

Net loss per share, basic and diluted					$(1.71)

Weighted average shares outstanding used to compute basic and diluted net loss per share					14,435,630

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

On September 29, 2009, Rap Pharma and TorreyPines Therapeutics, Inc. completed a reverse merger. The combined company is named “Raptor Pharmaceutical Corp.” and commenced trading on September 30, 2009 on the NASDAQ Capital Market under the ticker symbol “RPTP.”

In connection with the exchange of shares in the merger, Rap Pharma and TorreyPines stockholders own 95% and 5% of the outstanding shares of the combined company, respectively. Rap Pharma stockholders received 17,881,247 shares of the combined company’s common stock in exchange for the 76,703,147 shares of Rap Pharma common stock outstanding immediately prior to the closing of the merger. On September 29, 2009, TorreyPines’ board of directors, with the consent of Rap Pharma’s board of directors, acted to effect a reverse stock split of the issued and outstanding shares of TorreyPines’ common stock such that every 17 shares of TorreyPines’ common stock outstanding immediately prior to the effective time of the Merger would represent one share of TorreyPines’ common stock. Due to the reverse stock split implemented by TorreyPines, the 15,999,058 shares of TorreyPines common stock outstanding immediately prior to the closing of the merger became 941,121 shares of the combined company’s common stock.

In connection with the merger and subject to the same conversion factor as the Rap Pharma common stock (.2331234), the combined company assumed all of Rap Pharma’s stock options and warrants outstanding at the time of the merger. The combined company also retained the TorreyPines stock options and warrants outstanding at the merger, subject to the same adjustment factor as the TorreyPines common stock to give effect to the 1 for 17 reverse split.

The combined company is headquartered in Novato, California and is managed by Rap Pharma’s existing management team including Christopher M. Starr, Ph.D., as Chief Executive Officer and director, Todd C. Zankel, Ph.D., as Chief Scientific Officer, Kim R. Tsuchimoto, C.P.A., as Chief Financial Officer, Ted Daley, as President of the clinical division and Patrice P. Rioux., M.D., Ph.D., as Chief Medical Officer of the clinical division.

2. Purchase Price

There were a number of factors on which Rap Pharma’s board of directors relied in approving the merger, including, having access to an expanded pipeline of product candidates and having development capabilities across a wider spectrum of diseases and markets. Another primary reason for Rap Pharma’s board of directors’ decision to merge with TorreyPines was the benefit anticipated from the additional liquidity expected from TorreyPines’ NASDAQ listing. This liquidity benefit is the primary factor behind the goodwill recognized in the transaction (see below). The goodwill has been assigned to our clinical segment and is expected to be fully deductible for tax purposes. Below is a preliminary purchase consideration and breakdown of the assets acquired in the merger with TorreyPines:

Purchase Consideration (post-merger shares/share price)
Closing price of TorreyPines on September 29, 2009 (date of closing of merger)	$4.23
TorreyPines shares outstanding on September 29, 2009	941,121
Subtotal	$4.00 million
Value of options and warrants assumed	0.44 million
Liabilities assumed	0.59 million
Total preliminary purchase consideration	$5.03 million

Asset Allocation	Value (millions)%
Cash and equivalents	$0.58	12
Other current assets	0.07	1
Accrued liabilities	(0.06)	-1
Working capital	0.59	12
Intangible assets:
In-process research & development	0.90	18
Licenses	0.24	5
Total identifiable assets	1.73	35
Plus Goodwill	3.30	65
Total assets acquired	$5.03	100

Acquisition costs incurred by Rap Pharma related to the merger are expected to be approximately $0.5 million.

3. Pro Forma and Purchase Accounting Adjustments

The unaudited pro forma condensed combined financial statements include pro forma and purchase accounting adjustments to give effect the closing balance sheet of TorreyPines as of September 29, 2009 and to the value of the merger transaction.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The pro forma and purchase accounting adjustments are as follows:

(A)          To reflect the cash transactions of TorreyPines which occurred subsequent to its quarter ended June 30, 2009 and prior to the closing of the merger on September 29, 2009.

(B)          To record the fair value of the assets acquired based on the estimated fair value of the purchase consideration as referred to in Note 2 above.

(C)          To set up the common stock account to reflect the combined company. This includes 941,121 shares of existing TorreyPines post-reverse split common stock at par value of $0.001 plus the common stock of Rap Pharma on a post-merger basis totaling 17,857,555 for a total pro forma outstanding common stock of the combined company as of August 31, 2009 of 18,798,676.

(D)	To eliminate TorreyPines historical accumulated deficit.